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                                                                    EXHIBIT 10.6


                              Separation Agreement

Effective as of August 1, 2002, that parties hereto agree that the Employment Agreement made and entered into as of April 9, 1999, by and between The viaLink Company (the "Company") and David M. Lloyd (the "Employee"), together with all amendments thereto (collectively, the "Employment Agreement") shall be terminated on the following terms:

1. The Company and Employee acknowledge that the effective date of Employee's separation and termination of employment shall be the effective date of this Agreement; provided, however, only that compensation set forth in this Agreement shall be paid to Employee, whether or not accrued prior to the effective date of separation date. Compensation or other payment set forth in the Employment Agreement not specifically addressed herein, such as automobile allowances or expenses, shall terminate effective August 1, 2002.

2. In connection with such termination, Company and Employee agree that Company shall pay Employee twenty-six (26) biweekly payments of $4,880.77 each, paid in cash, starting on August 16, 2002, for a total aggregate payment of $126,900.02. All normal and customary payroll deductions currently in effect (such as FICA, Federal income tax withholding, and employee-authorized deductions for benefit plans), and which per this Agreement are anticipated to continue, shall continue to be made as appropriate. Any expenses submitted by or payable to Employee and which are pending as of the effective date of this Agreement shall be reviewed, approved, and paid by the Company to Employee in the normal course of reimbursement or payment.

3. The Company will cause its records to reflect that Employee is on furlough until August 2, 2003; however, Employee may be employed elsewhere during the furlough period. For purposes of continuing Employee's coverage under the Company's health (medical, dental, and vision) insurance plans, to the extent legally permissible the Company shall report to the Company's insurers Employee's status in such manner as best calculated to continue Employee's coverage under those plans. Employee shall not be regarded as continuing Employee's employment with the Company for any other reason. In the event Employee finds alternative employment and obtains medical and dental insurance coverage from or through that employment, then the Company shall no longer be obligated to provide coverage to Employee.

4. Employee hereby surrenders 520,000 stock options having per share strike prices of $3.6125, $15.21875, and $1.04. For the balance, the Company will cause the administrator of the stock option plan of the Company to reflect continuing vesting (pursuant either to vesting over time or a change in control as defined in the plan under which the options were granted) until August 2, 2003, of 244,000 stock options granted by the Company to Employee on August 17, 2001, and October 25, 2001; options not vested by August 2, 2003, shall be terminated and not replaced. All options vested and to become vested shall continue in force in accordance with the terms and conditions of the stock option plan until August 2, 2005, upon which date they will expire without notice


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     to Employee, (unless Employee has previously exercised the options, in which case they will be terminated by virtue of exercise and not replaced).

5. Employee shall keep the laptop computer, monitor, printer, computer cables and accessories, and cellular telephone currently owned by the Company but in Employee's possession. To the extent Employee has any other property of the Company in Employee's possession, including files, manuals, and papers, Employee shall return it to the Company. Employee shall promptly surrender Employee's laptop computer to the Company for appropriate security screening and removal of appropriate programs and files, and the Company shall return Employee's laptop computer to Employee within 48 hours of receipt by the Company. Employee's cellular telephone number shall promptly be transferred to Employee at Employee's expense.

6. Employee has five (5) days accrued vacation as of the effective date of this Agreement, having a gross value of $3,253.85. The Company shall pay to Employee in lump sum the gross value of the accrued vacation on August 16, 2002, as a special item included with the biweekly payment set forth in this Agreement.

7. Provided e-mail services continue to be available at addresses ending in "@vialink.com," Employee's e-mail address at the Company and service in connection therewith shall be continued for a period of one (1) year or until Employee requests termination, whichever occurs first. Employee acknowledges and agrees that the e-mail transmitted to Employee's e-mail address at the Company is Company property and shall be screened by either Sherri Edwards, Randy Johnson, or a substitute in the event neither of them is available before release to Employee by forwarding to dlloyd7787@yahoo.com; screening and release shall occur at least three times per week. For such time as the Company's voicemail system shall continue to be active at the Company's current address, all voicemail messages intended for Employee shall be regarded by the parties and treated in the same manner as e-mail messages intended for Employee.

8. From time to time until August 2, 2003, the Company may, solely at its election, call upon Employee to perform consulting services, subject to Employee's availability, at no charge to the Company; provided, Employee shall not be asked to perform services in excess of five (5) hours per week.

9. The covenants pertaining to non-competition, confidentiality, and non-hiring of employees of the Company, all as set forth in the Employment Agreement, shall continue in full force and effect throughout the term of this Agreement, ending effective as of August 2, 2004.

10. Other than as herein agreed, each party hereto releases the other, and to the extent applicable the other's affiliates, directors, officers, employees, heirs, and assigns, from any and all claims, demands or causes of action regarding the Employment Agreement, Employee's employment by the Company, any law or regulation purporting to control or actually controlling Employee's employment by the Company, as well as Employee's acts or omissions while employed by the Company. The terms of this Agreement shall

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     supersede and control any contrary provision of any other agreement between the parties and shall be binding upon each party's heirs, successors, and assigns, as applicable.

11. Both parties acknowledge and agree that this Agreement must be approved by the Compensation Committee of the Company's Board of Directors prior to its being binding upon either party to this Agreement. The Company undertakes to circulate this Agreement for said approval promptly upon complete execution of this Agreement, and both parties undertake to recommend its approval by the Compensation Committee of the Company's Board of Directors.




IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Separation Agreement effective as of the date first above written.

The viaLink Company                                    Employee:


By: William P. Creasman                                /s/ David M. Lloyd
                                                           David M. Lloyd

Title: Vice President